Exhibit 99.1

Rogers Corporation Reports Second Quarter 2017 Results

Second quarter 2017 highlights, versus second quarter 2016:

  Net sales of $201.4 million, up 27.9%
  Gross margin of 40.0%, a record quarter, up 180 basis points
  Net income of $20.9 million, up 288.6%
  Adjusted EBITDA of $46.5 million, up 60.3%
  Earnings of $1.13 per diluted share, up 282.4%
  Adjusted earnings of $1.33 per diluted share, up 51.1%

CHANDLER, Ariz.--(BUSINESS WIRE)--July 31, 2017--Rogers Corporation (NYSE:ROG) today announced financial results for the 2017 second quarter.

The Company reported 2017 second quarter net sales of $201.4 million, which exceeded the Company's previously announced guidance of $190 to $200 million, as well as 2016 second quarter net sales of $157.5 million. Currency exchange rates unfavorably impacted 2017 second quarter net sales by $3.8 million.

Earnings for the 2017 second quarter were $1.13 per diluted share, an increase compared to $0.29 per diluted share in the second quarter of 2016. Earnings per diluted share exceeded the Company's guidance range of $0.98 to $1.08. On an adjusted basis, earnings were $1.33 per diluted share, an increase compared to adjusted earnings of $0.88 per diluted share in the second quarter of 2016. Adjusted earnings exceeded the Company's guidance of $1.16 to $1.26 per diluted share.

Second quarter 2017 net income was $20.9 million, an increase compared to $5.4 million in the second quarter of 2016. Adjusted EBITDA was $46.5 million for the second quarter of 2017, an increase as compared to $29.0 million reported in the second quarter of 2016.

Gross margin was 40.0% in the second quarter of 2017, compared to 38.2% in the second quarter of 2016. Operating margin was 16.3% in the second quarter of 2017, compared to 11.9% in the second quarter of 2016. Adjusted operating margin was 19.1% in the second quarter of 2017, compared to 13.5% in the second quarter of 2016.

Bruce D. Hoechner, President and CEO commented, "The Rogers team delivered exceptional results in Q2, driven by double-digit organic sales growth across our three strategic business units, record gross margins, as well as outstanding contributions from our recent acquisitions. The foundation of our strong performance is our commitment to and execution of our growth strategy: we are in the right global markets; we are creating substantial value as we integrate our synergistic acquisitions and we continue to aggressively implement our enterprise-wide operating efficiency initiatives. While we are pleased with our performance, we believe there are significant opportunities ahead of us."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2017 second quarter net sales of $74.3 million, a 10.6% increase compared to 2016 second quarter net sales of $67.2 million. The increase in 2017 second quarter net sales was largely driven by growth in high frequency circuit materials for automotive advanced driver assistance systems (ADAS) and aerospace / defense, partially offset by lower demand for wireless 4G LTE applications. Second quarter 2017 net sales were unfavorably impacted by $0.9 million due to fluctuations in currency exchange rates.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2017 second quarter net sales of $77.6 million, a 69.5% increase compared to 2016 second quarter net sales of $45.8 million. The 2017 second quarter included $22.0 million of net sales from recent acquisitions. On an organic basis, EMS net sales increased $9.8 million, or 21.5%, on higher demand for general industrial, portable electronics, automotive and mass transit applications. Fluctuations in currency exchange rates unfavorably impacted net sales by $1.0 million in the 2017 second quarter.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2017 second quarter net sales of $43.9 million, a 14.4% increase compared to 2016 second quarter net sales of $38.4 million. The 2017 second quarter increase was primarily due to broad based demand across markets, including laser diode coolers, renewable energy, variable frequency motor drives, electric and hybrid electric vehicles. Second quarter 2017 net sales were unfavorably impacted by $1.8 million due to fluctuations in currency exchange rates.

Other
Other reported 2017 second quarter net sales of $5.6 million, down $0.5 million compared to the second quarter of 2016 sales of $6.1 million.

Balance sheet and other highlights

Cash position
Rogers ended the second quarter of 2017 with cash and cash equivalents of $177.3 million, a decrease of $50.5 million from $227.8 million at December 31, 2016. The primary drivers of the lower cash balance were a debt paydown of approximately $50.1 million in the second quarter of 2017, an acquisition completed in the first quarter of 2017 for approximately $60.0 million, partially offset by net cash provided from operating activities of $64.5 million.

Cash flow
Net cash provided from operating activities was $64.5 million for the first half of 2017, an increase compared to $51.3 million in the first half of 2016. The increase in net cash provided by operating activities was largely driven by higher 2017 net income, partially offset by a use of working capital. Capital spending was $9.7 million in the first half of 2017, a decrease compared to $10.0 million in the first half of 2016.

Effective tax rate
The 2017 second quarter effective tax rate was 33.9%, compared to 71.0% in the 2016 second quarter. The decrease was primarily due to withholding taxes on off-shore cash movements and the change in our assertion that certain foreign earnings are permanently reinvested recorded in 2016, partially offset by a decrease in reversal of reserves associated with uncertain tax positions.

Financial outlook
Rogers guides its 2017 third quarter net sales to a range of $193 to $203 million, including an unfavorable currency exchange rate impact of $2.2 million versus the 2016 third quarter. Rogers guides its 2017 third quarter earnings to a range of $1.14 to $1.24 per diluted share. Adjusted earnings are guided to a range of $1.20 to $1.30 per diluted share.

For the full year 2017, Rogers expects capital expenditures to be in a range of $30 to $35 million.

For the full year 2017, Rogers guides its normalized effective tax rate to a range of 32% to 33%.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: failure to capitalize on, and volatility within, the Company's growth drivers, including internet connectivity, clean energy, and safety and protection, as well as specific market and industry trends within these growth drivers; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions and related integration considerations; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2017 second quarter results will be held tomorrow morning on Tuesday August 1, 2017 at 9am ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available through August 7, 2017 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 33539719.

Additionally, a replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Additional information
Please contact the Company directly via email or visit the Rogers website.

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Quarter Ended		Six Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net sales	$201,424	$157,489	$405,252	$318,056
Cost of sales	120,878	97,290	244,356	197,349
Gross margin	80,546	60,199	160,896	120,707
Selling, general and administrative expenses	39,567	34,369	73,731	64,229
Research and development expenses	7,141	7,074	14,102	13,622
Restructuring charges	1,079	—	1,805	—
Gain on sale of long-lived asset	—	—	(942)	—
Operating income	32,759	18,756	72,200	42,856
Equity income in unconsolidated joint ventures	966	708	1,976	1,321
Other income (expense), net	(185)	191	530	(356)
Interest expense, net	(1,947)	(1,115)	(3,195)	(2,236)
Income before income tax expense	31,593	18,540	71,511	41,585

Income tax expense	10,697	13,163	23,583	21,280
Net income	20,896	5,377	47,928	20,305

Basic earnings per share:	$1.15	$0.30	$2.65	$1.13

Diluted earnings per share:	$1.13	$0.29	$2.60	$1.11

Shares used in computing:
Basic	18,140	18,007	18,098	17,986
Diluted	18,547	18,253	18,460	18,234

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$177,312	$227,767
Accounts receivable, net	136,993	119,604
Inventories	102,549	91,130
Prepaid income taxes	4,392	3,020
Asbestos related insurance receivables	7,099	7,099
Assets held for sale	2,741	871
Other current assets	10,355	8,910
Total current assets	441,441	458,401
Property, plant and equipment, net	173,363	176,916
Investments in unconsolidated joint ventures	17,949	16,183
Deferred income taxes	19,657	14,634
Goodwill	232,247	208,431
Other intangible assets	167,226	136,676
Asbestos related insurance receivables	41,295	41,295
Other long term assets	5,963	3,964
Total assets	$1,099,141	$1,056,500
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,560	$28,379
Accrued employee benefits and compensation	30,433	31,104
Accrued income taxes payable	12,387	10,921
Current portion of lease obligation	383	350
Current portion of long term debt	—	3,653
Asbestos related liabilities	7,099	7,099
Other accrued liabilities	21,349	19,679
Total current liabilities	107,211	101,185
Borrowings under credit facility	191,188	235,877
Long term lease obligation	5,207	4,993
Pension liability	8,501	8,501
Retiree health care and life insurance benefits	1,510	1,992
Asbestos related liabilities	44,883	44,883
Non-current income tax	7,302	6,238
Deferred income taxes	11,559	13,883
Other long term liabilities	3,525	3,162
Shareholders’ equity
Capital stock	18,161	18,021
Additional paid in capital	123,575	118,678
Retained earnings	652,009	591,349
Accumulated other comprehensive income (loss)	(75,490)	(92,262)
Total shareholders’ equity	718,255	635,786
Total liabilities and shareholders’ equity	$1,099,141	$1,056,500

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, certain costs associated with acquisitions, non-recurring tax charges, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, net income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share for the Second Quarter:

	2017	2016
Earnings per diluted share	Q2	Q2
GAAP earnings per diluted share	$1.13	$0.29

Restructuring, severance and other related costs	0.04	—
Acquisition related costs	0.03	—
Tax expense related to repatriation of earnings from prior years	—	0.49
Total Discrete Items	$0.07	$0.49
Earnings per diluted share adjusted for Discrete Items	$1.20	$0.78

Acquisition intangible amortization	0.13	0.10

Adjusted earnings per diluted share	$1.33	$0.88

Reconciliation of GAAP net income to adjusted EBITDA for the Second Quarter*:

	2017	2016
(amounts in millions)	Q2	Q2
Net income	$20.9	$5.4

Interest expense, net	1.9	1.1
Income tax expense (benefit)	10.7	13.2
Depreciation	7.2	6.6
Amortization	3.8	2.7
Restructuring, severance and other related costs	1.1	—
Acquisition related costs	0.9	—
Adjusted EBITDA	$46.5	$29.0

*Percentages in table may not add due to rounding.

Reconciliation of GAAP operating margin to adjusted operating margin for the Second Quarter*:

	2017	2016
Operating margin	Q2	Q2
GAAP operating margin	16.3%	11.9%

Restructuring, severance and other related costs	0.5%	—%
Acquisition related costs	0.5%	—%
Total discrete Items	1.0%	—%
Operating margin adjusted for Discrete Items	17.3%	11.9%

Acquisition intangible amortization	1.8%	1.6%

Adjusted operating margin	19.1%	13.5%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2017 Second Quarter:

Guidance Q2 2017
GAAP earnings per diluted share	$0.98 - $1.08

Restructuring/other Discrete Items	$0.07

Acquisition intangible amortization	$0.11

Adjusted earnings per diluted share	$1.16 - $1.26

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2017 Third Quarter:

Guidance Q3 2017
GAAP earnings per diluted share	$1.14 - $1.24

Restructuring/other Discrete Items	-$0.07

Acquisition intangible amortization	$0.13

Adjusted earnings per diluted share	$1.20 - $1.30

CONTACT:
Investor contact:
Rogers Corporation
Jack Monti, 480-917-6026
jack.monti@rogerscorp.com
http://www.rogerscorp.com